ASSIGNMENT AGREEMENT

         This Assignment Agreement, dated as of July 20, 2000, (this "Agreement") is hereby entered into by and among Blue Truck Acquisition, LLC (the "Transferor"), KPS Special Situations Fund, L.P. (the "Fund") and United Road Services, Inc. ("URSI").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, URSI and the Transferor have entered into a Purchase Agreement, dated as of April 14, 2000 (as amended, restated, supplemented or modified from time to time, the "Purchase Agreement"), pursuant to which URSI has agreed to issue and sell to the Transferor $25,000,000 worth of shares of URSI's Series A Participating Convertible Preferred Stock, par value $0.001 (the "Series A Preferred Stock");

         WHEREAS, URSI and the Transferor have entered into an Investors' Agreement, dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the "Investors' Agreement");

         WHEREAS, the Fund owns all of the limited liability company interests in the Transferor; and

         WHEREAS, in order to facilitate the ability of the Fund to qualify as a "venture capital operating company" under the so-called "ERISA Plan Asset Regulations," the Transferor together with URSI desires to effectuate the irrevocable transfer of the Transferor's rights to elect and designate directors to the Board of Directors of URSI in accordance with and to the extent set forth in the Investors' Agreement and the Transferor's rights set forth in Section 6.3 of the Purchase Agreement to the Fund;

         NOW, THEREFORE, each of the undersigned hereby agrees and acknowledges as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified therefor in the Purchase Agreement.

         2. Transfer. The Transferor hereby irrevocably assigns, transfers and sets over to the Fund, completely and forever, without reservation of any kind:


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                  (a) all of the Transferor's rights as a holder of shares of
Series A Preferred Stock to elect and designate directors to the Board of Directors of URSI in accordance with and to the extent set forth in Section 2 of the Investors' Agreement; and

                  (b) all of the Transferor's rights specified in Section 6.3 of the Purchase Agreement. As particularly set forth herein:

                           (i) Consultation with Management. During the period
after the Closing until Transferor no longer owns any stock of URSI (the "Consultation Period"), URSI shall permit the Fund at all reasonable times and at URSI's expense, to discuss URSI's business and affairs with its officers, directors and independent accountants.

                           (ii) Proposals and Recommendations. During the
Consultation Period, the Fund shall be entitled, from time to time, to make proposals, recommendations and suggestions to URSI relating to the business and affairs of URSI; provided, however, that failure by URSI to accept such proposals, recommendations or suggestions shall not be considered a breach of the Purchase Agreement or the Ancillary Agreements by URSI.

                           (iii) Examination of Books. During the Consultation
Period, URSI shall permit the Fund at all reasonable times and at the Fund's expense, to examine such books, records, documents and other written information in the possession of URSI relating to its affairs as the Fund may reasonably request.

                           (iv) Inspection of Properties. During the
Consultation Period, URSI shall permit the Fund, at all reasonable times and at the Fund's expense, to visit and inspect URSI's properties.

         3. URSI Consent. URSI hereby consents and agrees to the aforementioned transfer of rights and to the Fund's right to enforce the provisions of Section 2 of the Investors' Agreement and of Section 6.3 of the Purchase Agreement as more particularly set forth herein directly against URSI.

         4. Termination. In the event that the Fund shall no longer own any interest in the Transferor, the Fund shall no longer have any of the rights set forth in this Agreement.

         5. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to its laws or regulations relating to choice of laws.

         6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                        BLUE TRUCK ACQUISITION, LLC


                                        By:  /s/ Michael Psaros
                                             ------------------------
                                             Name:  Michael Psaros
                                             Title: President


                                        UNITED ROAD SERVICES, INC.


                                        By:  /s/ Gerald R. Riordan
                                             ------------------------
                                             Name:  Gerald R. Riordan
                                             Title: President


                                        KPS SPECIAL SITUATIONS FUND, L.P.


                                        By:  KPS Investors, LLC
                                             its general partner



                                        By:  /s/ Michael Psaros
                                             ------------------------
                                             Name:  Michael Psaros
                                             Title: Principal